Exhibit 14

HANMI FINANCIAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

I. Introduction

     It is the policy of Hanmi Financial Corporation and all of its direct and indirect subsidiaries, including Hanmi Bank (collectively, the “Company”), to conduct business in an ethical manner in order to merit and maintain the confidence and trust of its customers and the public in general. This Code of Business Conduct and Ethics (this “Code”) applies to all employees, officers and directors of the Company. This Code should also be provided to and followed by the Company’s agents, representatives, consultants and contract employees as if such individuals were employees of the Company for purposes of this Code.

     It is each of our responsibility to be familiar with this Code and to abide by the letter and spirit of its provisions at all times. You must conduct your personal affairs and manage your business transactions accordingly and seek to avoid even the appearance of improper behavior that might damage the Company’s reputation as a responsible financial services organization. This Code provides you with guidance to help you recognize and deal with ethical issues, provides mechanisms to report unethical conduct, and seeks to maintain a culture of integrity, honesty and accountability in the Company.

     This Code supplements and expands upon the obligations contained in the Hanmi Bank Employee Handbook. The Company provides each Employee with a current copy of the Hanmi Bank Employee Handbook upon joining the Company and each time any amendments are made to the document. A copy of the Hanmi Bank Employee Handbook is available upon request from the Human Resources Department or on the Company’s intranet website.

     While this Code addresses many types of business and social relationships that may present legal and ethical concerns, it does not cover every issue that may arise. This Code instead contains basic principles to guide you when facing ethical issues. In some situations involving moral or ethical judgment, it may be difficult for you to determine the proper course of action or your obligations under this Code. In such instances, you should not rely solely on your own judgment, but must discuss the matter with the appropriate party as set forth in Section X (Compliance Procedures) below.

     The Code also requires you to promptly report any violation or suspected violation of laws, regulations or Company policies, including this Code. Such disclosures should also be made in accordance with the procedures set forth in Section X (Compliance Procedures) below. The procedures permit you to communicate anonymously to the Risk Control Group by calling the Risk Control Group Ethics Line, which is not equipped with caller identification. No retaliation may be taken against you for providing information in good faith about possible violations of laws, rules, regulations or this Code by others.

     The Company’s Risk Control Group and management are responsible for developing and implementing procedures to ensure proper disclosure and reporting as required by this Code.

The Risk Control Group and management are also responsible for maintaining documentation of all such disclosures and reports. Managers are expected to make every reasonable effort to ensure that their subordinate staff continues to comply with the provisions of this Code.

     You will be required to sign, on an annual basis, a written acknowledgement affirming that you have received and reviewed this Code in its then current form. Failure to comply with this Code may result in disciplinary action, up to and including termination of employment. The action taken will be commensurate with the seriousness of the conduct. Violations also could lead, in certain circumstances, to criminal prosecution.

II. Compliance with Laws, Rules and Regulations

     It is the Company’s policy to comply strictly with all applicable laws and regulations pertaining to its business. You must conduct all personal and business dealings in accordance with the letter and intent of all applicable laws, rules and regulations and refrain from any form of illegal, dishonest, or unethical conduct. This includes behavior or actions that might appear to be illegal, dishonest, or unethical.

     Although you are not expected to know the details of all applicable laws, rules and regulations, you should know when to seek advice from your supervisor, the Risk Control Group or the Legal Department.

     If you are convicted of any felony or misdemeanor that (a) involves dishonesty or breach of trust, or (b) results in imprisonment, you must immediately report the conviction to your supervisor, the Risk Control Group or the Legal Department. A conviction includes pleading guilty, a verdict of guilty or a finding of guilty, regardless of whether a sentence is imposed. Failure to make such disclosure is a violation of this Code. Dishonesty or breach of trust, with or without conviction, is ground for discipline.

III. Conflict of Interest Policy

     Due to the increased number of financial institution failures resulting from self dealing, fraud, and misconduct of employees, officers and directors, the Board of Directors will hold you strictly to this Conflict of Interest Policy. A conflict of interest exists when you are involved in an outside interest or any activity that might either conflict with your duty to the Company or adversely affect your judgment in the performance of your responsibilities to the Company. A conflict of interest can also exist when the outside interest or activity involves your parent, spouse, child or dependent, whether by blood, step or adoptive relationship (each, an “Immediate Family Member”).

     You are required to act in a responsible and respectable manner and to remain free of influences that may result in a loss of objectivity regarding business conducted with the Company’s customers, suppliers or the Company itself. When presented with a situation involving a potential conflict of interest, things to consider include, among other things, whether an outside observer would believe that the situation is improper or may interfere with your work performance or responsibilities to the Company. You must promptly discuss any questions about a particular situation with a supervisor, the Risk Control Group or the Legal Department.

     A. Prohibited Transactions

     1. Transactions or Relationships with Customers and Suppliers. You may not lend personal funds to any existing or prospective customers or suppliers of the Company, unless the customer or supplier is an Immediate Family Member. You and your Immediate Family Members also may not borrow from any existing or prospective customers or suppliers unless the customer or supplier is a recognized lending institution. Any such borrowing must carry the prevailing interest rate and not involve favored treatment of any kind. You also may not co-sign, endorse or otherwise assume liability, contingent or otherwise, in connection with the borrowings of any existing or prospective customer or supplier. You must not sign on customers’ accounts, act as deputy or co-renter of customers’ safe deposit boxes, or otherwise represent customers. The foregoing prohibition does not include customers that are your Immediate Family Members.

     You may not have financial interests in any customer or supplier, unless (a) you have no involvement in the approval or the management of business transactions between the customer or supplier and the Company; (b) your investment in the customer or supplier consists of less than 1 percent of the stock of a publicly traded company; or (c) the only business relationship between the Company and the customer or supplier in which you have an interest consists of the provision of a service or product by the Company (in the case of a customer) or by the supplier (in the case of a supplier) that is typically offered to other parties on the same terms. You also may not permit a customer or supplier to arrange an investment for your account or an Immediate Family Member’s account, nor should you participate in investments sponsored by a customer or supplier under circumstances that might create a conflict of interest or the appearance of a conflict.

     2. Financial Interest in Competitors. You may not have financial interests in any competitor of the Company, other than investments of less than 1 percent of any class of publicly-traded securities, investments in diversified mutual funds and other immaterial investments or financial interests.

     3. Lending Transactions with Co-Workers. You are not permitted to borrow money from your co-workers, but should discuss any financial emergency with the Human Resources Department.

     4. Lending Transactions Involving Executive Officers and Directors. Federal law requires executive officers and directors of the Company’s bank subsidiaries, including Hanmi Bank, who become indebted to another bank, banking association, or trust company over a certain amount to report their indebtedness to the Company within ten days. Loans by the Company’s bank subsidiaries to executive officers and directors may be made only in accordance with 12 C.F.R. Part 215, as amended from time to time (“Regulation O”), and the Sarbanes-Oxley Act of 2002. Non-officer employees are not required to report indebtedness to the Company, so long as the loans are made in the ordinary course of business.

     B. Insider Trading

     You are encouraged to purchase and hold Company stock for long-term investment.

Although the Company may not delve into your personal life, your employment or association with a bank requires prudent and proper conduct in investment and other situations. You must avoid entering into transactions where it may appear that you are benefiting improperly from your relationship with the Company or violating your fiduciary responsibilities.

     Insider trading involves the purchase or sale of securities of a company or other entity, including the Company, while in possession of material, nonpublic information (“inside information”) about the company or other entity. Such information is considered to be “material” if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company’s securities (whether stock, bonds, notes, debentures, limited partnership units or other equity or debt securities). Examples of “material” information are a potential business acquisition or sale, earnings and other financial information about the company, important product developments, significant purchase or sale of assets, major litigation, new debt or equity offerings by the company and significant changes in company management.

     The prohibition on insider trading applies, not only to you, but also to any of your family members or any other person to whom you may have communicated the information. Any person who purchases or sells securities while in possession of material inside information, or who communicates or “tips” such inside information to anyone else who trades securities on such information, violates this Code and may violate United States securities laws. You should consult the Company’s Legal Department with any questions regarding insider trading, including whether information is “inside information” or “material.”

     C. Outside Employment and Activities

     1. Outside Employment. You should avoid outside employment that creates a conflicting demand on your time and energy and/or is likely to affect your job performance at the Company. If an employee or officer finds that outside employment is necessary, the matter must be discussed with a supervisor, the Risk Control Group or the Legal Department. You may not work for a vendor, customer or competitor of the Company because such employment would create a conflict or the appearance of a conflict of interest.

     2. Outside Activities. Individual participation in civic welfare, industry, political and similar activities is encouraged. However, if confronted with situations that may present an actual, potential or even the appearance of a conflict of interest, you are expected to seek guidance from your supervisor, the Risk Control Group or the Legal Department before making such a commitment. Normally, voluntary efforts must take place outside of regular working hours. If voluntary efforts require business time, prior approval must be obtained.

     3. Fiduciary Role. You are not to act, without prior written approval of the Risk Control Group and the Legal Department, as executor, administrator, trustee, guardian or conservator, or in any other fiduciary capacity, whether or not it is related to the business of the Company. Approval will only be granted, except in unusual cases, when you seek to act as fiduciary for a family member.

     4. Outside Directorship. Offers of directorship to any outside organization that has or desires a business relationship with the Company, or to any institution within the financial industry, must be reported to your supervisor, the Risk Control Group or the Legal Department. Any offer of directorship may be accepted only upon written approval from the Risk Control Group and the Legal Department (if you are an employee) or the Board of Directors (if you are an officer or director).

     5. Political Activity and Contributions. You may not make any direct or indirect contribution of funds or other property of the Company, on behalf of the Company, in connection with the election of a candidate to any federal office. The Company may make contributions to state and local offices but these contributions must be approved by the Chief Executive Officer. For these purposes, use of corporate facilities and equipment for political activities is deemed to be a contribution. You may not solicit Company employees for political contributions or coerce others into contributing to any organization on Company property or during working hours. Company loans to candidates for political office are permitted so long as the loan is made in the ordinary course of business and meets the Company’s usual credit criteria and approval procedures for the particular type of loan. You may make personal contributions to candidates or political parties of your choice as long as the contributions are made in your name and not on behalf of the Company.

     D. Corporate Opportunities

     You owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. You are prohibited from taking, for themselves personally (including for the benefit of family members or friends) or any other person or organization, opportunities or potential opportunities that are discovered during your employment or directorship that are in the Company’s line of business without the prior consent of the Board of Directors. You may not compete with the Company, directly or indirectly.

     E. Gifts and Other Benefits

     A “gift” is any personal benefit, including cash or property, special discounts, price concessions, special personal items, special personal entertainment, special personal services, gratuitous personal services, personal favors, or special dispensations of any kind that could be attributed to the recipient’s position or responsibilities with the Company.

     Neither you nor any of your Immediate Family Members may solicit, accept, or retain a benefit for yourself, his/herself or any third party from (1) any customer of the bank, (2) any individual organization doing or seeking to do business with the Company, or (3) any other individual or organization based on a banking relationship (other than normal authorized compensation) if in connection with any business or transaction of the Company. In this context, a benefit is regarded as any type of gift, gratuity, favor, service, loan, legacy (except from an Immediate Family Member), fee, compensation, or anything of monetary value.

     To avoid even the implication of any impropriety, it is important that you decline any gifts, the acceptance of which would raise even the slightest inference of improper influence. Any personal benefit received, other than the exceptions noted below, is to be reported to your supervisor, the Risk Control Group or the Legal Department, who will review the situation and instruct you as to the appropriate action. The Company shall maintain written records of all such disclosures and instructions.

     You may receive the following benefits if there is no, and there appears to be no, reasonable likelihood of improper influence on your performance of duties on behalf of the Company:

     1. Normal business courtesies, such as a meal or entertainment, involving no more than reasonable amenities, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions.

     2. Non-cash gifts of a nominal value (less than $100.00) that are received at holiday time or for special occasions, such as a new job, promotion, wedding, or retirement, which represent expressions of friendship.

     3. Gifts based on kinship, marriage or social relationships entirely beyond and apart from any business relationship.

     4. Unsolicited advertising and promotional material of nominal value.

     5. Awards by charitable, educational, civic, or religious organizations for meritorious contributions or service.

     6. Loans from other banks or financial institutions on customary terms to finance proper and usual activities such as home mortgage loans, provided that any such loan is made on customary terms without any preferential treatment.

     7. Discounts or rebates on merchandise or services that do not exceed those available to other customers.

     It is important to recognize that federal law makes it a crime for any employee, officer or director of a federally insured bank or bank holding company, directly or indirectly, to ask, solicit, accept, receive, or agree to receive anything of value for himself or herself or any other person or entity, for or in connection with any transaction or business of the Company. This federal law once applied only to bribes to procure or attempt to procure a loan. However, an amendment to this federal bribery statute eliminates the necessity of showing that the employee, officer or director received the payment in exchange for making a loan. The penalty for violating this law is a fine, imprisonment, or both. You must immediately report any offer of such a payment to your supervisor, the Risk Control Group or the Legal Department.

     For this reason, employees, officers and directors may not accept tickets for sporting, cultural, or other events from vendors or customers. However, tickets for sporting, cultural, or other events purchased by the Company may be used in entertaining potential or actual customers, vendors, or others for business purposes.

IV. COMPETITION AND FAIR DEALING

     A. Customers, Suppliers, Competitors and Employees

     You are required to respect the rights of the Company’s customers, suppliers, competitors and employees. You may not use any illegal or unethical practices to obtain competitive information, such as stealing or illegally appropriating proprietary information, possessing trade secret information improperly obtained, or inducing such disclosures by past or present employees of other companies. You also may not solicit, use or accept business entertainment and gifts to gain unfair advantage with customers or suppliers or for personal gain or compensation outside of that provided by the Company for the performance of services for the Company.

     B. Government Personnel

     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. The Company strictly prohibits the making of any payments or giving anything of value to government officials of any country if this could be interpreted as an attempt to obtain or retain business for the Company.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities to U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but may also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. You should consult the Company’s Legal Department with any questions regarding this subject.

V. THE WORKPLACE

     A. Discrimination and Harassment

     The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. The Company’s policies concerning discrimination and sexual harassment are contained in the Hanmi Bank Employee Handbook, a copy of which is available from the Company’s Human Resources Department or on the Company’s intranet website.

     B. Health and Safety

     The Company strives to provide a safe and healthy work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence or threatening behavior or use of illegal drugs and alcohol is not permitted under any circumstances in the workplace. Employees are required to adhere to the health and safety policies set forth in the Hanmi Bank Employee Handbook, a copy of which is available from the Company’s Human Resources Department or on the Company’s intranet website.

VI. RECORD KEEPING

     All of the Company’s books, records, accounts and financial statements must be timely maintained in reasonable detail and must completely and accurately reflect the Company’s assets, liabilities and transactions, conforming to applicable legal requirements and financial policies and procedures of the Company’s internal controls systems. No transaction shall be carried out in a manner such that the substance of the transaction is obscured or recorded improperly.

     Many employees and officers regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, you should ask your supervisor, the Risk Control Group or the Legal Department.

     You should avoid exaggeration, derogatory remarks, guesswork, or improper characterizations of people, events and companies in its business records and communications. This prohibition applies equally to e-mail, internal memoranda, formal reports as well as business letters. E-mail systems and information technology systems provided by the Company should be used only to advance the legitimate business purposes of the Company, although incidental personal use may be permitted. Records should always be retained or destroyed according to the Company’s record retention policies. In no event should records be destroyed that relate to an existing dispute or investigation, unless directed by the Company’s Legal Department.

VII. CONFIDENTIALITY

     A. General Policy

     Nonpublic information concerning the Company, its suppliers, customers, depositors and employees is considered confidential and is to be used for Company purposes only. Confidential information about customers cannot be used to further personal, familial or other interests or the interests of another customer. Information regarding any business conducted cannot be disclosed to outside individuals (unless properly authorized by the Company, its customer, etc.) and may not be used for personal gain.

     B. Safeguarding Confidential Information

     Safeguarding the confidential information concerning the Company’s customers is essential in maintaining the public’s trust and is required by law. Information is to be used for Company purposes and not as a basis for personal gain. Information shall not be disclosed to persons outside the Company, including family or associates, or to Company employees who do not have a business reason for knowing the information. Exceptions are routine credit inquiries, legally required disclosures and authorized release of information by the customer.

     In addition, each employee must ensure that: (i) desks are clear of confidential papers at the end of each workday; (ii) all sensitive data is locked in your desk or file cabinets; (iii) if necessary to carry sensitive data off premises, you exercise reasonable care to protect the security of such information; (iv) you avoid displaying documents in an indiscriminate manner; and (v) you avoid discussions of confidential topics in public places, such as elevators, hallways, and restrooms.

     C. Public Disclosure

     Financial or other information regarding the Company is not to be released to any outside person or organization unless it has been published in reports to stockholders or otherwise made public. All news media inquiries must be referred to the Chief Executive Officer of the Company.

     D. Material Inside Information

     As described above under the “Insider Trading” heading in Section III (Conflict of Interest Policy), the unauthorized use or disclosure of “material inside information” subjects you, the Company, and third parties to whom the information is communicated to penalties under federal and state securities laws. If you possess such material inside information, you must not disclose such information and must not trade in or recommend the purchase or sale of the securities involved until after the information is actually disseminated to the public.

     Disclosure of material inside information by customers to employees may be required in connection with possible loan transactions or in connection with other financial matters such as mergers or acquisitions. The employees involved must not communicate such information to anyone except to the extent essential to carry out the proposed transaction. In addition, if an employee is authorized to reveal confidential information to another, the employee must specifically designate such information as confidential. For example, if the employee provides material nonpublic information to accountants or other consultants who have been retained to assist in an acquisition, the employee must make it clear that such information is confidential in order to avoid “tipper” liability under the securities laws.

     E. Employee Information and Reports

     Information regarding past or present employees must be kept confidential. All inquiries regarding past or present employees are to be referred to the Human Resources Department. Information contained in reports issued by the Department of Financial Institutions or the Federal Deposit Insurance Corporation is privileged information and must not be communicated to anyone who is not in a “need to know” position or not officially connected with the Company. The disclosure of audit/examination results is clearly prohibited by both corporate policy and government regulations.

     F. Published Information

     In addition, all published information (both for internal and external use), developed programs, equipment, etc. are the property of the Company and are reserved for use by Company employees. Use of these materials for any other purpose may constitute copyright infringement and theft.

     G. Electronic Information

     A substantial amount of Company information is stored, processed and transmitted through computer and telecommunications systems. It is the practice of the Company to properly secure these information resources, which include all computer equipment, data, software, documentation, supplies and facilities. You must comply with Company information and systems security policies, standards and procedures.

     H. No Legal Advice

     Employees may occasionally be asked by customers to comment upon the legality of a particular transaction. Because the Company cannot practice law or give legal, tax or money laundering structuring advice, employees must exercise care in discussing transactions with customers and must not make any comments that could be construed as legal, tax or money laundering structuring advice.

VIII. PROTECTION AND PROPER USE OF COMPANY ASSETS

     Each of us should endeavor to protect the Company’s tangible and intangible assets and ensure their proper and efficient use. All company assets should be used for legitimate business purposes. It is important to remember that loss, theft, damage and waste of the Company’s assets have a direct impact on the Company’s profitability. Accordingly, any suspected incident of fraud, theft or misuse should be immediately reported for investigation.

     Your obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, copyrights and know-how, as well as business, sales, marketing and service plans, engineering and manufacturing ideas and practices, designs, databases, records, salary and other compensation/benefit information and any unpublished financial data and reports. Unauthorized use or distribution of the Company’s proprietary information is prohibited and could also be illegal, resulting in the imposition of civil or criminal penalties.

IX. WAIVERS OF THE CODE

     Supervisors may not authorize actions by a non-officer employee that constitute a conflict of interest without first filing a written description of the activity with the Risk Control Group. The conflict of interest will then be reviewed by the Risk Control Group and the Company’s Legal Department. A waiver of this Code for any employee (other than an officer) may be made only by both the Risk Control Group and the Company’s Legal Department.

     A waiver of this Code for officers or directors may be made only by the Board of Directors and will be promptly disclosed to the extent required by law and the listing requirements of The Nasdaq Stock Market, Inc.

X. COMPLIANCE PROCEDURES

     The Company’s success is dependent on its reputation with customers and the public as an effective and dependable financial institution. Thus, the Company is committed to conducting its business in an ethical manner and depends on its ability to discover and remedy any potential or actual violations of this Code. Reporting by Company employees, officers and directors is essential to this process. Consequently, procedures have been put into place to hear and handle (i) the disclosure by any employee, officer or director of an actual or potential conflict of interest, including any relationships, receipts of gifts, compensation, or other situations leading to possible conflicts; and (ii) the reporting of instances of misconduct, even if the reporting person is unsure of whether the conduct is prohibited, and complaints regarding accounting, internal accounting controls, or auditing matters. Under those procedures, you should feel free to disclose or report (confidentially or otherwise) without fear of retaliation.

     A. Employee Awareness, Training and Review

     To facilitate compliance with this Code, the Company has implemented a program of Code awareness, training and review. The Company has entrusted the Risk Control Group with overseeing this program. You are encouraged to contact the Risk Control Group using any of the procedures set forth below under “Methods of Reporting.”

     In addition to fielding questions or concerns with respect to potential violations of this Code, the Risk Control Group is responsible for:

     1. Investigating possible violations of this Code.

     2. Training new employees in Code policies.

     3. Conducting annual training sessions to refresh employees’ familiarity with this Code.

     4. Distributing copies of this Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with this Code.

     5. Updating this Code as needed and alerting employees to any updates, with appropriate approval of the Board of Directors, to reflect changes in the law, Company operations and recognized best practices, and to reflect Company experience.

     6. Otherwise promoting an atmosphere of responsible and ethical conduct.

     B. Methods of Disclosure

     1. Disclosures of (i) an actual or potential conflict of interest, (ii) a potential or actual violation of this Code or (iii) questions or concerns regarding this Code may be communicated as follows:

Employees	Report to your supervisor, the Risk Control Group or the Legal Department.

Waivers of this Code may be made by both the Risk Control Group and the Company’s Legal Department.

Officers	Report to the Risk Control Group, the Legal Department or the Audit Committee.

Waivers of this Code may be made by the Board of Directors.

Directors	Report to the Risk Control Group, the Legal Department or the Audit Committee.

Waivers of this Code may be made by the Board of Directors.

     2. If you have any concerns with accounting, internal accounting controls, or auditing matters, you should report them to your supervisor, the Risk Control Group or the Legal Department. The Audit Committee of the Board of Directors will oversee treatment of all concerns in this area. Where you do not feel comfortable reporting such a matter to a supervisor, the Risk Control Group or the Legal Department, you should report such matter directly to the Chairman of the Audit Committee by writing to Hanmi Financial Corporation, 3660 Wilshire Blvd., Suite 218, Los Angeles, California 90010, Attention: Chairman of the Audit Committee. Any submissions to the Audit Committee may be anonymous and/or confidential. Upon receipt of a complaint or concern, the Chairman of the Audit Committee will determine whether the complaint relates to accounting, internal accounting controls, or auditing matters, and, if possible, acknowledge receipt of the complaint to the sender.

     Whether you choose to speak with your supervisor, the Risk Control Group, the Legal Department, you may do so without fear of any form of retaliation. The Company will take prompt disciplinary action against any employee who retaliates against a reporting employee, up to and including termination of employment.

     The Audit Committee will oversee the response to the complaint or concern, including designation of the appropriate internal and, if necessary, external personnel to investigate and review the complaint or concern, and the appropriate response thereto. Prompt corrective action will be taken to address the issues raised in the complaint or concern as determined by the Audit Committee. The Audit Committee will maintain a log reflecting receipt of all complaints and tracking their investigation and resolution. The status of all outstanding concerns addressed to the Audit Committee will be reported to the Chairman of Audit Committee on a quarterly basis. The Audit Committee will also prepare a periodic report for the Board of Directors regarding complaints.

     3. Interested parties may contact the Risk Control Group with any questions or concerns in any one of the following ways:

• By writing to the Risk Control Group: Interested parties can use either internal mail or write to Hanmi Financial Corporation, The Risk Control Group, 3660 Wilshire Blvd., Suite 218, Los Angeles, California 90010.

• By contacting the Risk Control Group Manager: Steve Curran, the Risk Control Group Manager, can be reached via telephone at (213) 639-1794, via fax at (213) 427-5700, or via e-mail at stevecurran@hanmi.com. Persons who wish to communicate in Korean may contact MiMi Park at (213) 639-1796, via fax at (213) 427-5700, or via e-mail at mmpark@hanmi.com.

• By calling the Risk Control Group Ethics Line: Interested parties may call the Risk Control Group Ethics Line at either (800) 822-2315 or (213) 368-3220. All communications to the Risk Control Group Ethics Line can be made anonymously because all caller identification features have been removed. However, the Risk Control Group will be unable to obtain follow-up details from anonymous calls that may be necessary to investigate the matter.

     C. Methods of Investigation

     Supervisors must promptly report any complaints or observations of Code violations to the Risk Control Group. The Risk Control Group will investigate all reported potential Code violations promptly. Whether you identify yourself or remain anonymous, your contact with the Risk Control Group will be kept strictly confidential to the extent reasonably possible within the objectives of this Code. Your cooperation in the investigation will be expected.

     If the investigation indicates that a violation of this Code has probably occurred, the Company will take such action as it believes to be appropriate under the circumstances. If the Company determines that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to and including termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action also may be taken to deter any future Code violations.

     All disclosures or reports received by the Risk Control Group or the Legal Department regarding a potential conflict of interest or Code violations involving an officer or director will be disclosed to and reviewed by the Audit Committee.

XI. SPECIFIC PROVISIONS FOR INSIDERS

     Insiders (defined under Regulation O as directors, executive officers and principal shareholders) of the Company may not take advantage of their positions in the Company for personal profit.

     Insiders are prohibited from being involved in the loan approval process if they or their related interests may benefit directly of indirectly from the decision to grant credit. This prohibition extends to professional relationships with any company or firm receiving remuneration as a result of the decision to grant credit.

     Decisions regarding the sale or purchase of bank assets and services must be made in the best interests of the Company, with no influence on insiders resulting from gifts, entertainment, or gratuities. All conduct of such business must be at “arm’s length.” Insiders must disclose any personal or business connections they have with potential purchasers or Company assets and services so that steps can be taken by the Company to prevent an appearance of impropriety when dealing with those potential customers.

     Insiders must avoid entering into transactions where it may appear that they are benefiting improperly from their relationship with the Company. For this reason, insiders are prohibited from representing the Company in any transaction with a person or organization in which the insider or his or her Immediate Family Member has a direct or indirect interest or from which the insider or his or her family may derive a benefit.

     To avoid possible conflicts of interest, loan applications submitted to insiders by relatives or close personal friends (or entities controlled by relatives or close personal friends) are to be submitted to other independent lending officers of equal or higher position for processing and approval.

     In addition, insiders must refrain from directly or indirectly owning or purchasing:

     1. Real or personal property in which the Company or any affiliate of the Company has or intends to obtain an ownership interest.

     2. Stocks, bonds, or other securities pledged to the Company or any Company affiliate as collateral, sold by any affiliate in a fiduciary capacity, or issued by any entity indebted to an affiliate (except for publicly traded securities).

     3. Stock of any business of financial institution in anticipation of its merger with or acquisition by the Company or any affiliate.

     4. Trust deeds, mortgages or chattel mortgages that are a lien against property in which any Company affiliate has a security interest.

     5. An interest in any company that is a customer or supplier of the Company or any affiliate, unless (a) you have no involvement in the approval or the management of business transactions between the customer or supplier and the Company; (b) your investment in the customer or supplier consists of less than 1 percent of the stock of a publicly traded company; or (c) the only business relationship between the Company and the customer or supplier in which you have an interest consists of the provision of a service or product by the Company (in the case of a customer) or by the supplier (in the case of a supplier) that is typically offered to other parties on the same terms.

     6. An interest in a company for which the insider is the account officer or which the insider has access to information that is not generally available to the public.

XII. SPECIFIC PROVISIONS FOR SENIOR OFFICERS

     The Board has adopted certain specific provisions in this Section XII that apply to the Company’s President and Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, Chief Administration Officer, its principal accounting officer and any other senior executive and senior financial officers who may be designated as such by the Board of Directors (each, a “Senior Officer”, and collectively, the “Senior Officers”). The provisions of this Section XII are designed to deter wrongdoing and to promote (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company’s filings with, or submissions to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting to the Board or the Audit Committee which oversees the provisions of this Section XII and any violations of provisions of this Section XII and (v) accountability for adherence to the provisions of this Section XII.

     Each Senior Officer is expected to act with uncompromising honesty and integrity. Each Senior Officer is required to adhere to the highest standards regardless of local custom. A Senior Officer is expected to be honest and ethical in dealing with all employees of the Company and the Company’s customers, suppliers and other third parties with whom the Company conducts business. The actions of a Senior Officer must be free from illegal behavior. Each Senior Officer is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Any personal activities or interests of a Senior Officer that could negatively influence, or which could have the appearance of negatively influencing, the judgment, decisions or actions of such Senior Officer must be disclosed to the Board or the Audit Committee, who will determine if there is a conflict and, if so, how to resolve it without compromising the best interests of the Company and its stockholders. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. A conflict involving a Senior Officer will be reviewed by the Board or the Audit Committee; provided, that any conflict involving the Chief Executive Officer will be reviewed by the Board.

     Each Senior Officer shall endeavor to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. Each Senior Officer shall review each SEC periodic report and material press release prior to the time it is filed, furnished or issued to the SEC or made public, as applicable. Any material inaccuracy or misstatement in, or the omission of any information necessary to make the statements made not misleading from, any SEC filing or press release shall be immediately disclosed to the Board and, if applicable, the Company’s auditors and legal advisors.

     Each Senior Officer shall comply with applicable governmental laws, rules and regulations.

     If a Senior Officer becomes aware of a violation of the provisions of this Section XII, such Senior Officer should report the matter immediately to the Board or the Audit Committee. It is the policy of the Company not to allow retaliation for violation allegations made in good faith by employees of the Company. Senior Officers are expected to cooperate in investigations concerning allegations of violations of the provisions of this Section XII.

     Any waiver of the provisions of this Section XII may be made only by the Board. The Company will promptly disclose waivers of the provisions of this Section XII to the extent required by applicable law, including the rules and regulations promulgated by the SEC.

     Any Senior Officer who violates the provisions of this Section XII will be subject to disciplinary action up to and including dismissal. If a Senior Officer is in a situation which he or she believes may violate or lead to a violation of the provisions of this Section XII, such Senior Officer should contact a member of the Board or the Audit Committee as soon as possible.

Effective March 10, 2004

ACKNOWLEDGMENT OF RECEIPT AND UNDERSTANDING

I have received my copy of the Corporation Code of Business Conduct and Ethics of Hanmi Financial Corporation (the “Code of Business Conduct and Ethics”). I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in this Code of Business Conduct and Ethics. If I have any questions about any section of the Code of Business Conduct and Ethics, I understand that I am expected and encouraged to seek clarification from my supervisor, the Risk Control Group or the Legal Department of Hanmi Financial Corporation.

I HAVE READ AND UNDERSTAND THE ABOVE STATEMENT, AND AGREE TO FOLLOW THE POLICIES AND PROCEDURES CONTAINED IN THE CODE OF BUSINESS CONDUCT AND ETHICS.

Date

Signature

Print Name

Position with Hanmi Financial
Corporation and/or Hanmi Bank